Exhibit 14

CERTIFICATE OF DESIGNATIONS, NUMBER,
VOTING POWERS, PREFERENCES AND RIGHTS
OF
6.625% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK
OF
CBL & ASSOCIATES PROPERTIES, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

                    The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (hereinafter called the “Corporation”), with the preferences and rights set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under Article IV of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

                    RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 690,000 shares of 6.625% Series E Cumulative Redeemable Preferred Stock, $.01 par value, of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in such Certificate of Incorporation, as follows:

1.	Designation and Amount.

                    The shares of such series shall be designated “6.625% Series E Cumulative Redeemable Preferred Stock” (the “Series E Preferred Stock”) and the number of shares constituting such series shall be 690,000. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Series E Preferred Stock shall be subject in all cases to the provisions of Article IV of the Certificate of Incorporation regarding limitations on beneficial and constructive ownership of the Corporation’s capital stock.

2.	Dividends and Distribution Rights.

                    (a) Holders of Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), out of assets of the Corporation legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.625% per annum of the $250.00 liquidation preference. Such dividends shall be cumulative from and including the date of the original issue by the Corporation of shares of Series E Preferred Stock and shall be payable quarterly in arrears on the 30th day of March, June, September, and December of each year or, if not a business day, the next succeeding business day or as otherwise determined by the Board of Directors (each, a “Dividend Payment Date”). The first dividend shall be paid on December 30, 2012. Such first dividend and any dividend payable on the Series E Preferred Stock for any other partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

                    (b) No dividends on the Series E Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                    (c) Notwithstanding anything contained herein to the contrary, dividends on the Series E Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends on the Series E Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.

                    (d) Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on any shares of the Corporation’s Common Stock, $.01 par value (“Common Stock”), or shares of any other series of preferred stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series E Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends on the Series E Preferred Stock for all past dividend periods and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

                    (e) Except as provided in paragraph 2(d), unless full cumulative dividends on the Series E Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other dividend shall be declared or made upon the Common Stock or any other capital stock of the Corporation ranking junior to or on parity with the Series E Preferred Stock as to dividends or amounts upon liquidation nor shall any shares of Common Stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series E Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares that have been designated as “Shares-in-Trust” in accordance with the terms of the Certificate of Incorporation).

                    (f) Holders of shares of Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series E Preferred Stock as provided above. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

3.	Liquidation Rights.

                    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $250.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to liquidation rights. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series E Preferred Stock in the distribution of assets, then the holders of the Series E Preferred Stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series E Preferred Stock shall be entitled to written notice of any such liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or of any other corporation, trust or other entity with or into the

Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, individually or as part of a series of transactions, shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

4.	Redemption.

                    (a) Except as described in this paragraph 4 and in paragraph 5 below, shares of Series E Preferred Stock shall not be redeemable prior to October 5, 2017; provided, however, that the Corporation may, prior to such date and in accordance with the terms of the Certificate of Incorporation, purchase shares of Series E Preferred Stock designated as “Shares-In-Trust” thereunder. On or after October 5, 2017, the Corporation, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $250.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method determined by the Corporation. Holders of Series E Preferred Stock to be redeemed shall surrender such Series E Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series E Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption, then from and after the redemption date dividends shall cease to accrue on such Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption. Nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all, or any portion, of the outstanding Series E Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

                    (b) Unless full cumulative dividends on all Series E Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock (except by exchange for shares of capital stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and amounts upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation in accordance with the terms of the Certificate of Incorporation of shares of the Corporation designated as “Shares-in-Trust” thereunder or the purchase or acquisition of Series E Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock.

                    (c) Notice of redemption shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series E Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Stock except as to a holder to whom notice was defective or not given. Each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where certificates for shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the Series E Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

                    (d) Immediately prior to any redemption of Series E Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to, but not including, the dated fixed for redemption, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

                    (e) All shares of the Series E Preferred Stock redeemed or repurchased pursuant to this paragraph 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock.

                    (f) The Series E Preferred Stock shall have no stated maturity, shall not be subject to any sinking fund, shall not be convertible into or exchangeable for any other securities (other than as provided below in paragraph 6) and shall remain outstanding indefinitely unless the Corporation decides to redeem the Series E Preferred Stock pursuant to this paragraph 4 or paragraph 5 or a holder exercises the conversion right set forth in paragraph 6; provided, however, that the Series E Preferred Stock owned by a stockholder in excess of the Ownership Limit (as defined in the Certificate of Incorporation) shall be subject to the provisions of Article IV of the Certificate of Incorporation.

5.	Special Optional Redemption by the Corporation.

                    (a) Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 5(a) shall have, for all purposes of the provisions of the Certificate of Incorporation in respect of the Series E Preferred Stock, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

                    Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                    Change of Control. The term “Change of Control” shall mean the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Shares representing such securities) listed on the NYSE, the NYSE MKT, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

                    Change of Control Conversion Date. The term “Change of Control Conversion Date” shall have the meaning set forth in paragraph 6(a) below.

                    Change of Control Conversion Right. The term “Change of Control Conversion Right” shall have the meaning set forth in paragraph 6(a) below.

                    Common Stock Price. The term “Common Stock Price” shall have the meaning set forth in paragraph 6(a) below.

                    Common Stock. The term “Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Corporation.

                    Common Stock Conversion Consideration. The term “Common Stock Conversion Consideration” shall have the meaning set forth in paragraph 6(a) below.

                    Conversion Consideration. The term “Conversion Consideration” shall have the meaning set forth in paragraph 6(a) below.

                    NASDAQ. The term “NASDAQ” shall mean the NASDAQ Stock Market.

                    NYSE. The term “NYSE” shall mean the New York Stock Exchange.

                    NYSE MKT. The term “NYSE MKT” shall mean the NYSE MKT.

                    (b) Upon the occurrence of a Change of Control, the Corporation will have the option (the “Special Optional Redemption Right”) upon written notice mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Special Optional Redemption Date (as defined below) and addressed to the respective holders of record of the shares of Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, to redeem the Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at $250.00 per share plus all accrued and unpaid dividends to, but not including, the redemption date (“Special Optional Redemption Price”). No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Stock except as to a holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of redemption with respect to the Series E Preferred Stock (whether pursuant to paragraph 4 above or this paragraph 5), the holders of Series E Preferred Stock will not have the conversion right described below in paragraph 6. Each date fixed for redemption pursuant to this paragraph 5(b) is called a “Special Optional Redemption Date.”

                    (c) In addition to any information required by law or by the applicable rules of any exchange upon which Series E Preferred Stock may be listed or admitted to trading, the notice described in paragraph 5(b) above shall state: (i) the Special Optional Redemption Date; (ii) the Special Optional Redemption Price; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the certificates for Series E Preferred Stock, to the extent shares of Series E Preferred Stock are certificated, are to be surrendered (if so required in the notice) for payment of the Special Optional Redemption Price; (v) that the shares of Series E Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vi) that holders of the shares of Series E Preferred Stock to which the notice relates will not be able to tender such Series E Preferred Stock for conversion in connection with the Change of Control and each share of Series E Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the Special Optional Redemption Date instead of converted on the Change of Control Conversion Date; and (vii) that dividends on Series E Preferred Stock to be redeemed will cease to accrue on the Special Optional Redemption Date. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

                    (d) If notice has been mailed in accordance with paragraph 5(c) above, and such notice provides that on or before the Special Optional Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Special Optional Redemption Date, dividends shall cease to accrue on such Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive from the Corporation the Special Optional Redemption Price. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Special Optional Redemption Price. In case fewer than all the shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof. In the event that the shares of Series E Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

                    (e) If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of Series E Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method determined by the Corporation.

                    (f) All shares of the Series E Preferred Stock redeemed pursuant to the Special Optional Redemption Right set forth in this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock.

                    (g) Anything herein to the contrary notwithstanding, the persons who were the holders of record of shares of Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the redemption of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date, in which case the Special Optional Redemption Price will not include such dividend, and the full amount of the dividend payable for the applicable dividend period shall instead be paid on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date as aforesaid.

6.	Conversion.

The Series E Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this paragraph 6.

                    (a) Upon the occurrence of a Change of Control, each holder of Series E Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem the shares of Series E Preferred Stock pursuant to paragraph 4 or paragraph 5 hereof, to convert some or all of the shares of Series E Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series E Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the liquidation preference of $250.00 per share plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 23.137 (the “Share Cap”), subject to the immediately succeeding paragraph.

                    The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to shares of Common Stock as follows: the adjusted Share

Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

                    For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of the 690,000 authorized shares of Series E Preferred Stock will not exceed 15,964,530 in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap (i) shall be increased on a pro rata basis with respect to any additional Series E Preferred Stock designated and authorized for issuance pursuant to any subsequent amended and restated Certificate of Designations and (ii) is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

                    In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series E Preferred Stock shall receive upon conversion of such Series E Preferred Stock the kind and amount of Alternative Form Consideration that such holder of Series E Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of Series E Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

                    In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that each of the holders of the Series E Preferred Stock shall receive shall be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

                    The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with paragraph 6(c) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to paragraph 6(c).

                    The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders Common Stock is other than solely cash.

                    (b) No fractional shares of Common Stock shall be issued upon the conversion of Series E Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

                    (c) Within 15 days following the occurrence of a Change of Control, unless the Corporation has provided notice of its election to redeem the shares of Series E Preferred Stock pursuant to paragraph 4 or paragraph 5 hereof, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of Series E Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of Series E Preferred Stock except as to a holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that, if prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any portion of the outstanding shares of Series E Preferred Stock, the holder of such shares will not be able to convert such Series E Preferred Stock and such shares of Series E Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series E Preferred Stock must follow to exercise the Change of Control Conversion Right.

                    (d) The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following the date on which the Corporation provides notice pursuant to paragraph 6(c) above to the holders of Series E Preferred Stock.

                    (e) In order to exercise the Change of Control Conversion Right, a holder of Series E Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the Series E Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state:

(i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series E Preferred Stock to be converted; and (iii) that such shares are to be converted pursuant to the applicable terms of the Series E Preferred Stock. Notwithstanding the foregoing, if the Series E Preferred Stock is held in global form, such notice shall comply with applicable procedures of any depository.

                    (f) Holders of Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series E Preferred Stock and (ii) the number shares of Series E Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series E Preferred Stock is held in global form, the notice of withdrawal shall comply with applicable procedures of any depository.

                    (g) Shares of Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem such Series E Preferred Stock. If the Corporation elects to redeem Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, the shares of Series E Preferred Stock subject to such redemption shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $250.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the applicable redemption date.

                    (h) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion shall be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

                    (i) Notwithstanding anything to the contrary contained herein, no holder of Series E Preferred Stock will be entitled to convert such Series E Preferred Stock into Common Stock to the extent that such conversion would cause such holder (or any other person) to exceed the share ownership limits contained in the Certificate of Incorporation unless the Corporation provides an exemption.

                    (j) Anything in these terms of the Series E Preferred Stock to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date.

7.	Voting Rights.

                    (a) Holders of the Series E Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this paragraph 7.

                    (b) Whenever dividends on any shares of Series E Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series E Preferred Stock (voting together as a class with the holders of all other classes or series of equity securities of the Corporation ranking on parity with the Series E Preferred Stock upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled at the next annual meeting of stockholders to elect two additional directors to the Board of Directors (the “Preferred Directors”). Notwithstanding the foregoing, if, prior to the election of Preferred Directors in the manner described in this paragraph, all accumulated dividends are paid on the Series E Preferred Stock and all other classes or series of Parity Preferred upon which like voting rights have been conferred and are exercisable, no Preferred Directors shall be so elected. Any Preferred Directors so elected will serve until all unpaid cumulative dividends have been paid or declared and set apart for payment. Upon such election, the size of the Board of Directors will be increased by two directors. If and when all such accumulated dividends shall have been paid on the Series E Preferred Stock and all other classes or series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Director so elected will terminate and the size of the Board of Directors will be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series E Preferred Stock when they have the voting rights described above (voting together as a class with the holders of all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.

                    (c) The affirmative vote or consent of the holders of two-thirds of the shares of Series E Preferred Stock and, in the case of (i) below, each other class or series of Parity Preferred outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Corporation or reclassify any authorized shares of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series E Preferred Stock and in such case such holders shall not have any voting rights with respect to the Events set forth in (ii) above. Except as may be required by law, holders of Series E Preferred Stock shall not be entitled to vote with respect to (A) any increase or decrease in the total number of authorized shares of common stock or preferred stock, (B) any increase, decrease or issuance of any series of capital stock including the Series E Preferred Stock or (C) the creation or issuance of any other series of capital stock, in each case referred to in clauses (A), (B) or (C) above, ranking on a parity with or junior to the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up.

                    (d) The foregoing voting provisions of this paragraph 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

                    (e) In any matter in which the Series E Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series E Preferred Stock shall be entitled to one vote per each $25.00 in liquidation preference.

8.	Ranking.

                    The Series E Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation, rank (a) senior to the Common Stock and to all equity securities ranking junior to such Series E Preferred Stock; (b) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series E Preferred Stock; and (c) junior to all equity securities issued by the Corporation (in accordance with this Certificate of Designations) the terms of which specifically provide that such equity securities rank senior to the Series E Preferred Stock. For purposes of this paragraph 8, the term “equity securities” does not include convertible debt securities.

9.	Exclusion of Other Rights.

                    The Series E Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than as expressly set forth in the Certificate of Incorporation and this Certificate of Designations.

10.	Headings of Subdivisions.

                    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

11.	Severability of Provisions.

                    If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock set forth in the Certificate of Incorporation and this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series E Preferred Stock set forth in the Certificate of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

12.	No Preemptive Rights.

                    No holder of Series E Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

SIGNATURE APPEARS ON NEXT PAGE

IN WITNESS WHEREOF, CBL & Associates Properties, Inc. has caused this Certificate of Designations, Number, Voting Powers, Preferences and Rights of 6.625% Series E Cumulative Redeemable Preferred Stock to be duly executed by its Executive Vice President – Chief Financial Officer and Treasurer this 1st day of October, 2012.

CBL & Associates Properties, Inc.

By:	/s/ Farzana K. Mitchell

Farzana K. Mitchell
Executive Vice President – Chief
Financial Officer and Treasurer